COMMERCIAL PURCHASE AND SALE AGREEMENT

Offer Date: 6/12/2025

GeorgiaREALTORS®

2025 Printing

A. KEY TERMS AND CONDITIONS

1. Purchase and Sale. The undersigned buyer(s) ("Buyer") agree to buy and the undersigned seller(s) ("Seller") agree to sell the real property described below including all fixtures, improvements and landscaping therein ("Property") on the terms and conditions set forth in this Agreement.

a. **Property Identification:** Address: See Exhibit A City Atlanta, County Fulton, Georgia, Zip Code 30303
MLS Number: - Tax Parcel I.D. Number: See Exhibit A

b. **Legal Description:** The legal description of the Property is attached as Exhibit A hereto.

2. Purchase Price of Property to be Paid by Buyer.
$ 33,000,000

3. Closing Costs.
Seller's Contribution at Closing: $Paragraph B3a.

4. Closing and Possession Date. 1/6/2026

5. Closing Law Firm ("Closing Attorney").
Weissman Law (Lenox Buckhead)
Phone Number: 404.926.4500

6. Holder of Earnest Money Deposit/Escrow Agent.
Weissman Law (Lenox Buckhead)

7. Earnest Money Deposit.

a. Earnest Money Deposit will be paid to Holder in a method of payment acceptable to the Holder and Seller as follows:

☐ i. $__________ as of the Offer Date.

☐ ii. $__________ within _____ days from the Binding Agreement Date.

☒ iii. $400,000.00 2 days after Due Diligence Period

b. Disputes regarding Earnest Money Deposit shall be resolved by a reasonable interpretation by ☐ Holder OR ☒ arbitration.

8. Due Diligence Period. Property is being sold subject to a Due Diligence Period of 90 days from the Binding Agreement Date. Buyer acknowledges that as of the Binding Agreement Date all Due Diligence Materials have been delivered to Buyer (continued: see SS5)

9. Title Examination. Buyer shall have 45 days from the Binding Agreement Date in which to furnish written title objections to Seller ("Title Examination Period").

10. Existing Brokerage Compensation or Management Obligations. If there are any brokerage Compensation or management obligations due in connection with any leases or other agreements pertaining to the Property, then ☒ the existing brokerage Compensation or management obligations will be paid by Seller at Closing, OR ☐ Buyer will assume existing lease Compensation and/or management obligations.

11. Assignment. Buyer may not assign this Agreement except in accordance with the terms of Paragraph B 11 of this Agreement.

12. Brokerage Relationships in this Transaction.

a. **Buyer's Broker is** See Special Stipulations **and is:**
(1) ☒ representing Buyer as a client.
(2) ☐ working with Buyer as a customer.
(3) ☐ acting as a dual agent representing Buyer and Seller.
(4) ☐ acting as a designated agent where:
__________ has been assigned to exclusively represent Buyer.

b. **Seller's Broker is** SSG Realty Partners **and is:**
(1) ☒ representing Seller as a client.
(2) ☐ working with Seller as a customer.
(3) ☐ acting as a dual agent representing Buyer and Seller.
(4) ☐ acting as a designated agent where:
__________ has been assigned to exclusively represent Seller.

c. **Material Relationship Disclosure:** The material relationships required to be disclosed by either Broker are as follows:

13. Time Limit of Offer. As of end of LOI Exclusivity Period as set forth in the LOI__________.

Buyer(s) Initials RH

Seller(s) Initials RCM

RS

B. FURTHER EXPLANATIONS TO CORRESPONDING PARAGRAPHS IN SECTION A

1. **Purchase and Sale.**
   a. **Seller's Obligations at Closing.** At Closing, Seller shall deliver to Buyer: (a) a Closing Statement; (b) Limited Warranty Deed; In a form acceptable for recording conveying to Purchaser or its assigns, fee simple title to the Property subject to the Permitted Exceptions and any other exceptions to title which Purchaser approves (c) a transfer tax declaration form properly signed and executed by Seller; (d) all documents which Seller must execute under the terms of this Agreement to cause the Title Company to deliver to Buyer the Title Policy; and (e) all documents/items indicated in Exhibit "C", if any. (All documents to be delivered by Seller under this paragraph, including all documents/items indicated in Exhibit "C" are collectively "Seller's Closing Documents".)
   b. **Conditions to Closing.**
      i. **Conditions in Favor of Buyer:** The obligation of Buyer to consummate the transaction contemplated herein is conditioned upon the following conditions precedent as of the Closing Date:
         (a) All representations and warranties of Seller made herein shall remain true and correct;
         (b) Seller shall have performed all of the covenants undertaken by Seller in this Agreement to be performed by Seller at or prior to Closing;
         (c) Seller shall have delivered to the Buyer properly executed originals of Seller's Closing Documents;
         (d) N/A [Note: Property is being sold "as-is, where-is". Condition of Property at Closing not relevant-see Paragraph C2 dealing with Destruction of Property.]
         (e) The issuance at Closing of the Title Policy (or marked binder), with all standard exceptions deleted and subject only to the Permitted Exceptions; provided, however, deletion of standard survey exception shall not be required unless Buyer has provided Title Company with the requisite survey.
      ii. **Conditions in Favor of Seller:** The obligation of Seller to consummate the transaction contemplated herein is conditioned upon the following conditions precedent as of the Closing Date:
         (a) All representations and warranties of Buyer made herein shall remain true and correct;
         (b) Buyer shall have performed all of the covenants undertaken by Buyer in this Agreement to be performed by Buyer at or prior to Closing; and
         (c) Buyer shall have: (a) delivered to the Seller properly executed originals of the transfer tax declaration form, title policy documents, Closing statement, and any other documents identified in Exhibit "C" that require Buyer's signature; and (b) paid the Purchase Price, plus or minus prorations and adjustments, to Seller.

2. **Purchase Price of Property to be Paid by Buyer.** The purchase price shall be paid in U.S. Dollars by wire transfer of immediately available funds or such other method of delivery as Seller and Closing Attorney may agree on. Where this Agreement refers to sales price, it shall mean the same thing as the purchase price.

3. **Closing Costs.**
   a. **Seller's Costs:** Seller shall pay the amount of Seller's Monetary Contribution at Closing, if any, referenced in this Agreement, the cost of recording any title curative document that Seller has agreed to provide, including, without limitation, satisfactions of deeds to secure debt, quitclaim deeds and financing statement terminations; all deed recording fees; the fees of Seller's counsel; and 50% of the applicable transfer taxes.
   b. **Buyer's Costs:** Buyer shall pay the cost of Buyer's counsel and consultants; 50% of all transfer taxes; any costs in connection with Buyer's inspection of Property and any costs associated with obtaining financing for the acquisition of Property (including any intangibles tax, all deed recording fees and the cost of recording Buyer's loan documents); and the cost of any title examination, survey of the Property obtained by Buyer and any owner's or lender's title insurance.
   c. **Taxes and Prorations.** Ad valorem property taxes, community association fees, solid waste and governmental fees and utility bills for which service cannot be terminated as of the date of Closing; rents, tenant improvements costs and leasing Compensation on Property for the calendar year in which the Closing takes place shall be prorated as of 12:01 a.m. on the Closing Date. In the event ad valorem property taxes are based upon an estimated tax bill or tax bill under appeal, Buyer and Seller shall, upon the issuance of the actual tax bill or the appeal being resolved, promptly make such financial adjustments between themselves as are necessary to correctly prorate the tax bill. In the event there are tax savings resulting from a tax appeal, third party costs to handle the appeal may be deducted from the savings for that tax year before re-prorating. Any pending tax appeal shall be deemed assigned to Buyer at Closing.

4. **Closing and Possession Date.**
   a. .

Keys and Openers: At Closing, Seller shall provide Buyer with all keys, door openers, fobs, access cards, codes and other similar equipment allowing access to the Property that are in possession of Seller

RH RS RCM

b. Devices and Fixtures: Except as set forth above, if a system, device, or fixture conveyed with the Property ("Device") cannot be operated without a specific controller, then not later than time of possession, Seller will provide Buyer with all controllers which are required for the operation of the Devices. Seller will also provide Buyer with all Device credentials, including but not limited to usernames and passwords, for all Devices including access and guest codes OR Seller may reset Devices to factory defaults and provide Buyer with default credentials for all Devices. Seller will terminate Seller's administrative access and any access granted to a third-party. The cost of transferring third-party support to these Devices and confirming that Seller's and/or third-parties' administrative access is terminated is the responsibility of the Buyer.

5. **Closing Law Firm.** Buyer shall have the right to select the Closing Attorney to close this transaction, and hereby selects the Closing Attorney referenced herein. In all cases where an individual Closing Attorney is named in this Agreement but the Closing Attorney is employed by or an owner, shareholder, or member in a law firm, the law firm shall be deemed to be the Closing Attorney. If Buyer's mortgage lender refuses to allow that Closing Attorney to close this transaction, Buyer shall select a different Closing Attorney acceptable to the mortgage lender. The Closing Attorney shall represent the mortgage lender in any transaction in which the Buyer obtains mortgage financing. In transactions where the Buyer does not obtain mortgage financing, the Closing Attorney shall represent the Buyer in preparing the Closing documents, attempting to clear title of the Property to the satisfaction of the title insurance company, conducting the Closing, disbursing funds according to the settlement statement signed by the parties and Closing Attorney, timely recording deeds and issuing an owner's title insurance policy. Other than those services specifically listed above, nothing herein shall obligate the Closing Attorney to perform other legal services, including, but not limited to, certifying or warranting title of the Property, for the Buyer, except pursuant to a separate engagement agreement signed by the Closing Attorney and the Buyer. If so requested by Seller, the Closing shall be conducted pursuant to an "insured closing letter" issued by the Title Company.

6. **Holder of Earnest Money Deposit/Escrow Agent.** The Earnest Money Deposit (but not the fees specifically provided for herein to be "paid to Seller") will be paid to Holder in a method of payment acceptable to the Holder as long as said method is equivalent to "immediately available funds". Holder has the right to charge Buyer for any cost associated with receiving of earnest money. Such charge shall be collected separately from the payment of Earnest Money Deposit. The Earnest Money Deposit shall be deposited into Holder's escrow/trust account immediately upon receipt.

7. **Earnest Money Deposit.**

a. Receipt: The Earnest Money Deposit shall be deposited into Holder's escrow/trust account (with Holder being permitted to retain the interest if the account is interest bearing) immediately upon receipt.

b. Entitlement to Earnest Money Deposit: Subject to the Disbursement of Earnest Money Deposit paragraph below:

i. Buyer shall be entitled to any Earnest Money Deposit that has been paid upon: (a) failure of any contingency or condition to which Buyer's obligation to close under this Agreement is subject and Buyer elects to terminate; (b) termination of this Agreement due to the default of Seller; (c) the termination of this Agreement by Buyer in accordance with a specific right to terminate set forth in the Agreement; or (e) upon the Closing of Property.

ii. Seller shall be entitled to the Earnest Money Deposit in accordance with a specific right to receive the Earnest Money Deposit provided for herein or if this Agreement is terminated due to the default of Buyer. In such event, Holder shall pay the Earnest Money Deposit to Seller by bank wire or other transfer method equivalent to "immediately available funds". Receipt by Seller of the Earnest Money Deposit shall constitute liquidated damages in full settlement of all claims of Seller. It is agreed to by the parties that such liquidated damages are not a penalty and are a good faith estimate of Seller's actual damages, which damages are difficult to ascertain.

c. Disbursement of Earnest Money Deposit: Holder shall disburse Earnest Money Deposit only as follows: (a) at Closing to Seller in partial payment of Purchase Price; (b) upon a subsequent written agreement signed by Buyer and Seller; (c) as set forth below in the event of a dispute regarding Earnest Money Deposit. No party shall seek damages from Holder, nor shall Holder be liable for any such damages, for any matter arising out of or related to the performance of Holder's duties hereunder.

d. Disputes Regarding Earnest Money Deposit: In the event Buyer or Seller notifies Holder of a dispute regarding the disposition of Earnest Money Deposit that Holder cannot resolve, Holder shall settle the dispute in accordance with method selected on the cover page of this Agreement.

RH RS RCM

i. **Reasonable Interpretation by Holder:** In the event Earnest Money Deposit disputes are to be resolved by Holder herein, Holder may disburse the Earnest Money Deposit upon a reasonable interpretation of the Agreement, provided that Holder first gives all parties 10 days notice stating to whom and why the disbursement will be made. Any party may object to the proposed disbursement by giving written notice of the same to Holder within the ten (10) day notice period. Objections not timely made in writing shall be deemed waived. If Holder receives an objection and after considering it, decides to disburse the Earnest Money Deposit as originally proposed, Holder may do so and send notice to the parties of Holder's action. If Holder decides to modify its proposed disbursement, Holder shall first send a new ten (10) day notice to the parties stating the rationale for the modification and to whom the disbursement will now be made. If there is a dispute over the Earnest Money Deposit which the parties cannot resolve after a reasonable period of time, and where Holder has a bona fide question as to who is entitled to the Earnest Money Deposit, Holder may interplead the Earnest Money Deposit into a court of competent jurisdiction. Holder shall be reimbursed for and may deduct from any funds interpleaded, its costs and expenses, including reasonable attorney's fees actually incurred. The prevailing defendant in the interpleader lawsuit shall be entitled to collect its attorney's fees and court costs and the amount deducted by Holder from the non-prevailing defendant.

ii. **Arbitration:** In the event arbitration is selected as the method to resolve Earnest Money Deposit disputes, such disputes shall be resolved by arbitration in accordance with the Federal Arbitration Act 9 U.S.C. § 1 et. seq. and the rules and procedures of the arbitration company selected to administer the arbitration. Upon making or receiving a demand for arbitration, the parties shall work together in good faith to select a mutually acceptable arbitration company with offices in Georgia to administer and conduct the arbitration. If the parties cannot mutually agree on an arbitration company, the company shall be selected as follows. Each party shall simultaneously exchange with the other party a list of three arbitration companies with offices in Georgia acceptable to that party to administer and conduct the arbitration. If there is only one (1) arbitration company that is common to both lists, that company shall administer and conduct the arbitration. If there is more than one arbitration company that is common to both lists, the parties shall either mutually agree on which arbitration company shall be selected or flip a coin to select the arbitration company. If there is not initially a common arbitration company on the lists, the parties shall repeat the process by expanding their lists by two each time until there is a common name on the lists selected by the parties. The decision of the arbitrator shall be final and the arbitrator shall have authority to award attorneys' fees and allocate the costs of arbitration as part of any final award.

8. **Due Diligence.** On the Binding Agreement Date, Buyer shall pay Seller the sum of $25.00, the receipt of which is hereby acknowledged by Seller, as option money for Buyer having the right to terminate this agreement during the Due Diligence Period. Prior to Closing, Buyer and Buyer's agents shall have the right to enter upon Property at Buyer's expense, and at reasonable times by providing notice to Seller at least 24 hours in advance, to inspect, survey, examine, and test Property as Buyer may deem necessary as part of Buyer's acquisition of Property. Buyer shall indemnify and hold Seller and all Brokers harmless from and against any and all claims, injuries, and damages to persons and/or property arising out of or related to the exercise of Buyer's rights hereunder. During the Due Diligence Period Buyer shall evaluate Property, the feasibility of the transaction, the availability and cost of financing, and any other matter of concern to Buyer. During the Due Diligence Period, Buyer shall have the right to terminate this Agreement upon notice to Seller if Buyer determines, based on an evaluation of the above, that it is not desirable to proceed with the transaction. In such event, Holder shall promptly refund to Buyer Earnest Money Deposit previously paid, if any, in accordance with the Earnest Money Deposit paragraph above. In the event Buyer terminates this Agreement during the Due Diligence Period, Buyer shall promptly return all Due Diligence Materials to Seller.

Prior to the Binding Agreement Date, Seller has delivered to Buyer all of the Due Diligence Documents as set forth in the LOI.

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Seller will make available for Buyer's review at the office of SSG, all of the tenant leases (including all addenda and amendments) and related tenant files for Buer's inspection and copying, at Buyer's expense.

RH RS RCM

9. **Title Examination.**

a. **Examination:** Buyer may examine title and/or obtain a survey of the Property and furnish Seller with a written statement of title objections prior to the end of the Title Examination Period. If Seller fails, is unwilling or is unable to satisfy valid title objections at or prior to the end of the Due Diligence Period or any mutual extension thereof, which would prevent the Seller from conveying good

and marketable title to the Property, then Buyer, as its sole remedy, may terminate the Agreement upon written notice to Seller and then receive from Holder a return of any Earnest Money Deposit previously paid. Good and marketable title as used herein shall mean title which a title insurance company licensed to do business in Georgia will insure at its regular rates, subject only to standard exceptions and to those exceptions that were included in that certain Owner's Policy of Title Insurance dated January 4 , 2021 issued by Stewart Title Company (the "2021 Exceptions"), a copy of which is attached hereto as Exhibit B and made a part hereof.

b. **Warranties of Seller:** Seller warrants that at Closing, Seller shall convey fee simple title to Property to Buyer by limited warranty deed, subject only to the exceptions shown in the Commitment for Owner's Title Policy as of the end of the Title Examination Period.

c. **Title Objections:** Seller shall have until the end of Due Diligence Period to cure all valid title objections ("Title Cure Period"). Seller shall satisfy any existing liens or monetary encumbrances identified by Buyer as title objections which may be satisfied by the payment of a sum certain prior to or at Closing. Except for Seller's obligations in the preceding sentence, if Seller is unwilling to or fails to cure any other valid title objections of Buyer within the Title Cure Period (and fails to provide Buyer with evidence of Seller's cure satisfactory to Buyer and to the Title Company), Buyer may, as Buyer's sole remedies: (1) terminate this Agreement , in which case, Buyer shall be entitled to the return of any Earnest Money Deposit paid; or (2) waive any such objections and elect to close the transaction contemplated hereby irrespective of such title objections and without reduction of the Purchase Price. Failure to act in a timely manner under this paragraph shall constitute a waiver of Buyer's rights hereunder. Buyer shall have the right to re-examine title prior to Closing and notify Seller at Closing of any title objections which appear of record after the date of the end of the Title Examination Period and before Closing.

RH RS RCM

10. **Existing Brokerage Compensation or Management Obligations.** The Property may be subject to management, service or other contracts that affect the Property that cannot be terminated at Closing by Buyer. Seller agrees to provide Buyer with copies of any management, service or other contracts that affect the Property as part of the Due Diligence Materials to be delivered by Seller to Buyer.

11. **Assignment.** Buyer does not have the right to assign this Agreement. Buyer cannot assign this Agreement without the prior written permission of Seller. Any such approved assignment shall not release the original Buyer from any liabilities or obligations herein. Notice of any proposed assignment shall be delivered to the Seller within 2 working days of execution, Seller may approve or not approve any such proposed assignment at Seller's sole discretion.

12. **Brokerage Relationships and Compensation in this Transaction.**
    a. **Compensation of Broker(s):** Compensation to Brokers shall be as specified in SS 12.
    b. **Disclaimer:** Buyer and Seller have not relied upon any representations of Brokers other than what is included in this Agreement or in an amendment thereto. This shall include representations made after this Agreement is entered into. Brokers shall have no duty to determine whether the identities of the Buyer and/or Seller are legitimate or inspect the Property for defects, hazardous conditions and/or repairs. The Brokers herein shall have no duty to advise Buyer or Seller on any matter relating to the Property which could have been revealed through a survey, appraisal, title search, Official Georgia Wood Infestation Report, utility bill review, , tests for radon, asbestos, mold, methamphetamine, and lead-based paint; moisture test of stucco or synthetic stucco, inspection of the Property by a professional, construction expert, structural, soils or environmental engineer; review of this Agreement and transaction by an attorney, financial planner, mortgage consultant or tax consultant; and consulting appropriate governmental officials to determine, among other things and without limitation, the zoning of Property, the propensity of the Property to flood, flood zone certifications, whether any condemnation action is pending or has been filed or other nearby governmental improvements are planned. Buyer and Seller acknowledge that Broker does not perform or have expertise in any of the above tests, inspections, and reviews or in any of the matters handled by the professionals referenced above. Buyer and Seller should seek independent expert advice regarding any matter of concern to them relative to the Property and this Agreement. Buyer and Seller acknowledge that Broker shall not be responsible to monitor, supervise, or inspect any construction or repairs to Property and such tasks clearly fall outside the scope of real estate brokerage services. Buyer and Seller further acknowledge that Brokers have no duty to ensure that Seller has terminated Seller's and/or third-parties' administrative access to Devices.

13. **Time Limit of Offer.** The Time Limit of the Offer shall be the date and time referenced herein when the Offer expires unless prior to that date and time both of the following have occurred: (a) the Offer has been accepted by the party to whom the Offer was made; and (b) notice of acceptance of the Offer has been delivered to the party who made the Offer.

C. OTHER TERMS AND CONDITIONS

1. **Notices.**
    a. **Generally:** All notices given hereunder shall be in writing, legible and signed by the party giving the notice. In the event of a dispute regarding notice, the burden shall be on the party giving notice to prove delivery. The requirements of this notice paragraph shall apply even prior to this Agreement becoming binding. Notices shall only be delivered: (1) in person; (2) by courier, overnight delivery service or by certified or registered U.S. mail (hereinafter collectively "Delivery Service"); or (3) by e-mail or facsimile. The person delivering or sending the written notice signed by a party may be someone other than that party.
    b. **Delivery of Notice:** A notice to a party shall be deemed to have been delivered and received upon the earliest of the following to occur: (1) the actual receipt of the written notice by a party; (2) in the case of delivery by a Delivery Service, when the written notice is delivered to an address of a party set forth herein (or subsequently provided by the party following the notice provisions herein), provided that a record of the delivery is created; (3) in the case of delivery electronically, on the date and time the written notice is electronically sent to an e-mail address or facsimile number of a party set forth herein (or subsequently provided by the party following the notice provisions herein) even if it is not opened by the recipient.

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c. **When Broker Is Authorized to Accept Notice for Client:** Except where the Broker is acting in a dual agency capacity, the Broker representing a party in a client relationship shall be the authorized agent of the party for the limited purpose of receiving notice and such notice to any of them shall for all purposes herein be deemed to be notice to the party. Notice to an authorized agent shall only be effective if the written notice is sent to an address, facsimile number or e-mail address of the authorized agent set forth herein (or subsequently provided by the authorized agent following the notice provisions herein) whether or not it is not opened by the recipient. Except as provided for herein, the Broker's staff at a physical address set forth herein of the Broker are authorized to receive notices delivered by a Delivery Service. The Broker and the Broker's staff shall not be authorized to receive notice on behalf of a party in any transaction in which a brokerage engagement has not been entered into with the party or in which the Broker is acting in a dual agency capacity. In the event the Broker is practicing designated agency, only the designated agent(s) of a client shall be the authorized agent(s) of the client for the purposes of receiving notice.

2. **Destruction or Condemnation of Property Prior to Closing.** If the Property is destroyed, wholly or partially, prior to Closing, Seller shall give Buyer prompt notice thereof, which notice shall include Seller's reasonable estimate of the amount of insurance proceeds, if any, available for the same. Seller shall not be obligated to repair the damage prior to Closing. [JAZ added this clause back in]Except for Buyer's right to terminate during the Due Diligence Period for any reason or no reason, Buyer may not terminate this Agreement as a result of any destruction and shall receive at Closing: (1) any insurance proceeds which have been paid to Seller but not yet spent to repair the damage; and (2) an assignment of all unpaid insurance proceeds on the claim.

If, prior to the Closing Date, all of the Property is taken by condemnation or eminent domain or same is pending, this Agreement shall terminate as of the day title to the Property or possession thereof vests in the condemning authority, so much of the Deposit is as then held by the Escrow Agent shall be returned by Holder to Purchaser, and upon such return this Agreement shall terminate and be null and void and of no further force or effect and neither Buyer nor Seller shall have any further rights, remedies, duties, liabilities or obligations to the other hereunder except for the Inspection Indemnity. If, prior to the Closing Date, there shall be any condemnation or eminent domain proceedings instituted or pending against less than all of the Property, and same would interfere with Buyer's ability to operate the Property, or in Buyer's reasonable business judgment impairs the value of the Property or the operations thereon, then Buyer may elect to terminate this Agreement by written notice given to Seller and Holder within five (5) days after Buyer has received notice from Seller of such proceedings. Upon such notice to Seller and Holder so much the Deposit as is then held by Holder shall be returned to Buyer by Holder, and upon such return this Agreement shall terminate and be null and void and of no further force or effect and neither Purchaser nor Seller shall have any further rights, remedies, duties, liabilities or obligations to the other hereunder. Failure of Buyer to so notify Seller and Holder within said five (5) days that Purchaser has elected to terminate this Agreement shall be deemed to mean that Buyer has elected not to terminate this Agreement. If Buyer does not so elect to terminate this Agreement, then the Closing shall take place as provided herein without abatement of the Purchase Price, and there shall be paid to and assigned to Buyer at the Closing, all interest of Seller in and to any condemnation

awards which have been paid or which may be payable to Seller on account of such occurrence.

3. **Representations and Warranties.**

a. **Seller's Representations and Warranties as to the Property:** As of the Binding Agreement Date and the Closing Date, Seller makes only the representations and warranties to Buyer, if any, as indicated in Exhibit "D", if attached. Except for any such representations or warranties, Buyer acknowledges that the Property is being sold "as-is, where-is", that during the Due Diligence Period Buyer is responsible for making its own investigations of any aspect of the property that Buyer deems relevant, and that Seller shall have no duty to advise Buyer on any matter relating to the Property including but not limited to those which could have been revealed through a survey, appraisal, title search, Official Georgia Wood Infestation Report, utility bill review, , tests for radon, asbestos, mold, methamphetamine, and lead-based paint; moisture test of stucco or synthetic stucco; inspection of the Property by a professional, construction expert, structural, soils or environmental engineer, review of this Agreement and transaction by an attorney, financial planner, mortgage consultant or tax consultant or consulting appropriate governmental officials to determine, among other things and without limitation, the zoning and Entitlements of the Property, the propensity of the Property to flood, flood zone certifications, whether any condemnation action is pending or has been filed or whether other nearby governmental improvements are planned.

b. **Buyer's Representations and Warranties:** As of the Binding Agreement Date and the Closing Date, Buyer represents and warrants to Seller that Buyer has the right, power and authority to enter into this Agreement and to consummate the transaction contemplated by the terms and conditions of this Agreement; and the persons executing this Agreement on behalf of Buyer have been duly and validly authorized by Buyer to execute and deliver this Agreement and shall have the right, power and authority to enter into this Agreement and bind Buyer.

c. **Seller's Representations and Warranties as to Authority:** As of the Binding Agreement Date and the Closing Date, Seller represents and warrants to Buyer that Seller has the right, power and authority to enter into this Agreement and to consummate the transaction contemplated by the terms and conditions of this Agreement; and the persons executing this Agreement on behalf of Seller have been duly and validly authorized by Seller to execute and deliver this Agreement and shall have the right, power and authority to enter into this Agreement and bind Seller. Furthermore, Seller is a validly organized Georgia limited liability company and is in good standing under the laws thereof.

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4. **Default.**
   a. **Remedies of Seller:** In the event this Agreement fails to close due to the default of Buyer, Seller's sole remedy shall be to have the Earnest Money Deposit paid to Seller as full liquidated damages. Seller expressly waives any right to assert a claim for specific performance. The parties expressly agree that the Earnest Money Deposit is a reasonable pre-estimate of Seller's actual damages, which damages the parties agree are difficult to ascertain. The parties expressly intend for the Earnest Money Deposit to serve as liquidated damages and not as a penalty.
   b. **Remedies of Buyer:** In the event this Agreement fails to close due to the default of Seller, Buyer, as its sole remedy, may either (i) by tendering into the registry of the court the full purchase price payable at Closing, seek the specific performance of this Agreement or (ii) terminate this Agreement upon notice to Seller and Holder, in which case all Earnest Money Deposit deposits shall be returned to Buyer following the procedures set forth elsewhere herein.
   c. **Rights of Broker:** In the event this Agreement is terminated or fails to close for any reason, none of the Brokers in this transaction shall be entitled to receive any compensation except that North Pro shall be entitled to receive any failed transaction fee that Buyer has agreed to pay to North Pro Realty, LLC pursuant to its separate agreement with North Pro.
   d. **Attorney's Fees:** In any litigation or arbitration arising out of this Agreement, including but not limited to breach of contract claims between Buyer and Seller, the parties shall be liable for their own attorney's fees and expenses.

5. **Other Provisions.**
   a. **Buyer's Representations Regarding Authority to Buy Property:** As of the Binding Agreement Date and the Closing Date, Buyer represents and warrants to Seller that Buyer has the right, power and authority to enter into this Agreement and to consummate the transaction contemplated by the terms and conditions of this Agreement; and the persons executing this Agreement on behalf of Buyer have been duly and validly authorized by Buyer to execute and deliver this Agreement and shall have the right, power and authority to enter into this Agreement and bind Buyer. Buyer warrants and represents that Buyer is not prohibited from buying real property within 10 miles of a military base, installation or airport or agricultural land in Georgia pursuant to O.C.G.A. § 2-1-7.
   b. **Delays Caused by Emergencies:** In the event the Governor of Georgia declares a state of emergency for the county in which the Property is located, all time deadlines herein, including but not limited to the Closing Date, shall be automatically extended for the number of days not exceeding 15 that the emergency exists in the county. Nothing herein shall prevent the parties by mutual agreement from proceeding forward without extending such deadlines.
   c. **Digital Signatures:** For all purposes herein, a digital or facsimile signature shall be deemed the same as an original signature; provided, however, that all parties agree to promptly re-execute a conformed copy of this Agreement with original signatures if requested to do so by, the buyer's mortgage lender or the other party.

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d. Duty to Cooperate: All parties agree to do all things reasonably necessary to timely and in good faith fulfill the terms of this Agreement. Buyer and Seller shall execute and deliver such certifications, affidavits, and statements required by law or reasonably requested by the Closing Attorney, mortgage lender and/or the title insurance company to meet their respective requirements.

e. Entire Agreement, Modification and Assignment: This Agreement constitutes the sole and entire agreement between all of the parties, supersedes all of their prior written and verbal agreements and shall be binding upon the parties and their successors, heirs and permitted assigns. No representation, promise or inducement not included in this Agreement shall be binding upon any party hereto. This Agreement may not be amended, deemed to have been mutually departed from or waived except upon the written agreement of Buyer and Seller. Any agreement to terminate this Agreement or any other subsequent agreement of the parties relating to the Property must be in writing and signed by the parties. This Agreement may only be assigned (SS611) or listed for sale in a multiple listing service by Buyer prior to Closing with the written approval of Seller which may be withheld for any reason or no reason. Any assignee shall fulfill all the terms and conditions of this Agreement, including but not limited to, the obligation to pay any Compensation owed by the assignor.

f. Extension of Deadlines: No time deadline under this Agreement shall be extended by virtue of it falling on a Saturday, Sunday or federal holiday except for the date of Closing.

g. GAR Forms: The Georgia Association of REALTORS®, Inc. ("GAR") issues certain standard real estate forms. These GAR forms are frequently provided to the parties in real estate transactions. No party is required to use any GAR form. These forms are generic and written with the interests of multiple parties in mind. The parties agree to carefully review the GAR Forms to be used in this transaction and modify the same to meet their specific needs. If any party has any questions about their rights and obligations under any GAR form, they should consult an attorney. Provisions in the GAR Forms may be subject to differing interpretations by our courts other than what the parties may have intended. Our courts may at times strike down or not enforce provisions in our GAR Forms, as written. No representation is made that the GAR Forms will protect the interests of any particular party or will be fit for any specific purpose. The parties hereto agree that the GAR forms may only be used in accordance with the licensing agreement of GAR. While GAR forms may be modified by the parties, no GAR form may be reproduced with sections removed, altered or modified unless the changes are visible on the form itself or in a stipulation, addendum, exhibit or amendment thereto.

h. Governing Law and Interpretation: This Agreement may be signed in multiple counterparts each of which shall be deemed to be an original and shall be interpreted in accordance with the laws of Georgia. No provision herein, by virtue of the party who drafted it, shall be interpreted less favorably against one party than another. All references to time shall mean the time in Georgia. If any provision herein is held to be unenforceable, it shall be severed from this Agreement while the remainder of the Agreement shall, to the fullest extent permitted by law, continue to have full force and effect as a binding contract.

i. No Authority to Bind: No Broker or affiliated licensee of Broker, by virtue of this status, shall have any authority to bind any party hereto to any contract, provisions therein, amendments thereto, termination thereof or to notices signed by Broker but not the party. However, if authorized in this Agreement, Broker shall have the right to accept notices on behalf of a party (but not send notices from Broker on behalf of a party unless they are signed by the party). Additionally, any Broker or real estate licensee involved in this transaction may perform the ministerial act of filling in the Binding Agreement Date. In the event of a dispute over the Binding Agreement Date, it shall be resolved by a court arbitrator having jurisdiction over the dispute, by the written agreement of the Buyer and Seller, or by the Holder but only in making a reasonable interpretation of the Agreement in disbursing Earnest Money Deposit.

j. No Recording of Agreement: Buyer shall not record (or permit to be recorded) this Agreement or any memorandum or summary thereof in the Office of Land Records. Buyer shall be liable for damages for violating this section of the Agreement. Nothing herein shall prohibit Buyer from recording a *lis pendens* as part of filing a lawsuit claiming an interest in the Property.

k. Notice of Binding Agreement Date: The Binding Agreement Date shall be the date when a party to this transaction who has accepted an offer or counteroffer to buy or sell real property delivers notice of that acceptance to the party who made the offer or counteroffer in accordance with the Notices section of the Agreement. Notice of the Binding Agreement Date may be delivered by either party (or the Broker working with or representing such party) to the other party. If notice of accurate Binding Agreement Date is delivered, the party receiving notice shall sign the same and immediately return it to the other party. Notwithstanding any other provision to the contrary contained in this Agreement, it is the express intent of this section that (1) a broker or licensee involved in the real estate transaction may perform the ministerial task of filling in the Binding Agreement Date and (2) sending a fully signed purchase and sale agreement with a specific Binding Agreement Date included, that one of the parties has agreed to, constitutes notice of the Binding Agreement Date to the other party.

l. Objection to Binding Agreement Date: If the Buyer or Seller objects to the date entered as the Binding Agreement Date, then within one (1) day from receiving notice of Binding Agreement Date, the party objecting shall send notice of the objection to the other party. The objection shall be resolved by the written amendment between the Buyer and Seller by executing a binding agreement date confirmation (F733). The absence of an agreement on the Binding Agreement Date shall not render this Agreement unenforceable. The failure of a party to timely object will result in the parties accepting the Binding Agreement Date as entered.

m. Repairs: N/A.

n. Rules for Interpreting This Agreement: In the event of internal conflicts or inconsistencies in this Agreement, the following rules for how those conflicts or inconsistencies shall be resolved will apply:
(1) Handwritten changes shall control over pre-printed or typed provisions;
(2) Exhibits shall control over the main body of the Agreement;
(3) Special Stipulations shall control over both exhibits and the main body of the Agreement;

o. Statute of Limitations: All claims of any nature whatsoever against Broker(s) and/or their affiliated licensees, whether asserted in litigation or arbitration and sounding in breach of contract and/or tort, must be brought within one (1) year from the date any claim or cause of action arises. Such actions shall thereafter be time-barred.

p. Survival of Agreement: Only the obligations which the parties herein agree shall survive the Closing or may be performed or fulfilled after the Closing shall survive the Closing.

q. Warranties Transfer: Seller agrees to transfer to Buyer, at Closing, subject to Buyer's acceptance thereof (and at Buyer's expense, if there is any cost associated with said transfer), Seller's interest in any existing manufacturer's warranties, service contracts, termite treatment and/or repair guarantee and/or other similar warranties which, by their terms, may be transferable to Buyer.

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r. **Terminology:** As the context may require in this Agreement: (1) the singular shall mean the plural and vice versa; and (2) all pronouns shall mean and include the person, entity, firm, or corporation to which they relate.
s. **Time of Essence:** Time is of the essence of this Agreement.

6. <u>Definitions</u>.
a. **Banking Day**: A "Banking Day" shall mean a day on which a bank is open to the public for carrying out substantially all of its banking functions. For purposes herein, a "Banking Day" shall mean Monday through Friday excluding federal holidays.
b. **Binding Agreement Date**: The "Binding Agreement Date" shall be the date when a party to this transaction who has accepted an offer or counteroffer to buy or sell real property delivers notice of that acceptance to the party who made the offer or counteroffer in accordance with the Notices section of the Agreement.
c. **Broker**: In this Agreement, the term "Broker" shall mean the licensed Georgia real estate broker(s) or brokerage firm(s) and their affiliated licensees in this transaction except as may be specifically provided otherwise herein.
d. **Business Day**: A "Business Day" shall mean a day on which substantially all businesses are open for business. For all purposes herein, a "Business Day" shall mean Monday through Friday excluding federal holidays.
e. **Client:** "Client" shall mean a party who is being represented by a Broker pursuant to a written brokerage engagement agreement.
f. **Closing:** The Closing shall be the event in which the parties consummate the transaction set forth in this Agreement by: (1) the Seller tendering the deed referenced herein to the Property; (2) the Buyer paying the required consideration hereunder; (3) both parties properly signing all documents and paperwork as required by the Closing Attorney; and (4) both parties fulfilling other agreements set forth herein that must be fulfilled by the Closing (unless the same have been waived or amended). The Closing shall be deemed consummated when the Closing Attorney confirms to the parties that the Closing Attorney is in receipt of all required paperwork, funds, and approvals necessary to complete the transaction and directs for funds to be disbursed and documents to be recorded. All parties acknowledge that the deed will not normally be recorded in the land records on the day of Closing, and the payment of the sales proceeds may not always be made to Seller on the day of Closing (even though the Closing has been consummated) due to certain circumstances such as, for example, the Seller not being at the Closing in person, the Closing occurring after the cutoff for wiring funds that day, or the terms of an escrow agreements signed by the Seller have not been fulfilled resulting in which a portion of Seller's funds being held back.
g. **Compensation:** The term "Compensation" as used in this Agreement shall mean the compensation to be received by Broker, for performing real estate brokerage services in this transaction, regardless of whether it is a flat fee, percentage, bonus or some other method of compensation.
h. **Customer:** The term "Customer" shall mean a party or parties who are not being represented as clients by the Broker with whom the party or parties are working and for whom the Broker may only perform ministerial acts.
i. **Day**: For the purposes of this Agreement, the term "Day" shall mean a full calendar day ending at 11:59 p.m., except as may be provided for elsewhere herein. For the purposes of counting days for determining deadlines, the specific date referenced as either the Binding Agreement Date or the date from which the deadline shall be counted will be day zero.
j. **Material Relationship:** A material relationship shall mean any actually known personal, familial, social, or business relationship between the broker or the broker's affiliated licensees and any other party to this transaction which could impair the ability of the broker or affiliated licensees to exercise fair and independent judgment relative to their client.
k. **Use of Initials "N/A":** The use of the initials "N/A" or "N.A." in filling out a blank in this Agreement shall mean "not applicable".

7. **<u>WARNING TO BUYERS AND SELLERS</u>: BEWARE OF CYBER-FRAUD.** Fraudulent e-mails attempting to get the Buyer and/or Seller to wire money to criminal computer hackers are increasingly common in real estate transactions. Specifically, criminals are impersonating the online identity of the actual mortgage lender, Closing Attorney, real estate broker or other person or companies involved in the real estate transaction. In that role, the criminals send fake wiring instructions attempting to trick buyers and/or sellers into wiring them money related to the real estate transaction, including, for example, the buyer's Earnest Money Deposit, the cash needed for the buyer to close, and/or the seller's proceeds from the Closing. These instructions, if followed, will result in the money being wired to the criminals. In many cases, the fraudulent email is believable because it is sent from what appears to be the email address/domain of the legitimate company or person responsible for sending the buyer or seller wiring instructions. The Buyer and/or Seller should verify wiring instructions sent by email by independently looking up and calling the telephone number of the company or person purporting to have sent them. Buyers and Sellers should never call the telephone number provided with wiring instructions sent by email since they may end up receiving a fake verification from the criminals. Buyer and Sellers should be on special alert for: 1) emails directing the Buyer and/or Seller to wire money to a bank or bank account in a state other than Georgia; and 2) emails from a person or company involved in the real estate transaction that are slightly different (often by one letter, number, or character) from the actual email address of the person or company.

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8. **<u>HEIGHTENED IDENTIFICATION PROCEDURES TO HELP PREVENT FRAUD; COVENANT NOT TO SUE</u>:** There has been a significant increase in criminals attempting to sell properties they do not own by posing as the owners of those properties. To help prevent such crimes, Seller shall immediately, upon request of either the Seller's Broker and/or the Closing Attorney: 1) provide the

requesting party with information confirming the Seller's identity, including a current government issued photo identification; 2) meet in person or through audio-visual conferencing to confirm the Seller's identity; and 3) if the Seller is a legal entity, provide the requesting party with the organizational and operating documents of such entity and current photo identification and either meet in-person or in audio-visual meeting with the executor, manager, trustee, general partner, officer, administrator, or other person in a comparable role of the legal entity to confirm their identity. Seller further agrees to cooperate with the Closing Attorney's heightened identification procedures which shall at least meet the standards, if any, supplied by a title insurance company for whom the Closing Attorney is an agent. Seller acknowledges that the transaction may not be able to close unless such procedures are followed. In the event Seller breaches its obligations hereunder, Seller shall be in default of this Agreement. Buyer acknowledges that identity theft may occur regardless of the measures undertaken by the parties, their respective brokers and the attorney(s) involved in the transaction to confirm the Seller's identity. For and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer covenants not to sue any Broker(s) and/or the Closing Attorney involved in this real estate transaction for damages arising out of or relating to a fraudulent seller.

9. **LIMIT ON BROKER'S LIABILITY. BUYER AND SELLER ACKNOWLEDGE THAT BROKER(S):**
   a. **SHALL, UNDER NO CIRCUMSTANCES, HAVE ANY LIABILITY GREATER THAN THE AMOUNT OF COMPENSATION PAID HEREUNDER TO BROKER (EXCLUDING ANY COMPENSATION AMOUNT PAID TO A COOPERATING REAL ESTATE BROKER, IF ANY) OR, IF NO REAL ESTATE COMPENSATION IS PAID TO BROKER, THEN THE SUM OF $100; AND**
   b. **NOTWITHSTANDING THE ABOVE, SHALL HAVE NO LIABILITY IN EXCESS OF $100 FOR ANY LOSS OF FUNDS AS THE RESULT OF WIRE OR CYBER FRAUD.**

10. **Exhibits and Addenda**. All exhibits and/or addenda attached hereto, listed below, or referenced herein are made a part of this Agreement.

☐ ☒ Exhibit "A" Legal Description
☐ Exhibit "B" 2021 Title Exceptions
☐ ☒ Exhibit "C" Addition to Seller's Closing Documents
☐ ☒ Exhibit "D" Seller's Warranties and Representations as to the Property
☐ ☒ Exhibit "E" Entitlements Defined
☐ ✗ Other Special Stipulations F246 (1-4)
☐ ✗ Other F511 - Agreement of Closing Attorney to Serve as Holder of Earnest Money Deposit (2025)
☐ ✗ Other F510 - Closing Attorney Acting As Holder of Earnest Money Deposit Exhibit (2025)

EXHIBIT A. Property addresses AND LEGAL DESCRIPTIONS are as follows:

275 Ted Turner Dr Atlanta, Fulton County, Georgia 30303
Parcel ID/Tax ID: 14 008500030238 Book 66669 Page 430

255 Ted Turner Dr SW Atlanta, Fulton County, Georgia 30303
Parcel ID/Tax ID:

362 Fair Street SW,Atlanta, Fulton County, Georgia 30303
Parcel ID/Tax ID: 14 008500030063 Book 66669 Page Two 430

363 Fair Street SW,Atlanta, Fulton County, Georgia 30303
Parcel ID/Tax ID: 14 008400120097 Book 66669 Page Two 430

375 Whitehall Street SW Atlanta, Fulton County, Georgia 30303
Parcel ID/Tax ID: 14 008500030279 Book 66669 Page 430

385 Whitehall Street SW Atlanta, Fulton County, Georgia 30303
Parcel ID/Tax ID: 14 008500030287 Book 66669 Page 430

359 Whitehall Street SW Atlanta, Fulton County, Georgia 30303
Parcel ID/Tax ID: 14 008500020189

Legal Description_ attached as Exhibit A-1:

EXHIBIT "A-1"

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 84 and 85 of the 14th District, Fulton County, Georgia, being more particularly described as follows:
BEGINNING at a 1/2 inch rebar found at the intersection of the westerly right of way of Spring Street (50' R/W) and the southerly right of way of Packard Street (30' R/W); thence along the westerly right of way of Spring Street the following courses and distances:
thence South 01 Degrees 50 Minutes 06 Seconds West a distance of 196.53 feet to a Point, thence South 01 Degrees 50 Minutes 02 Seconds West a distance of 231.40 feet to a Point, thence with a curve turning to the right with an arc length of 33.13 feet, with a radius of 596.82 feet, with a chord bearing of South 13 Degrees 37 Minutes 41 Seconds West, with a chord length of 33.12 feet to a 1/2" Rebar Set,
thence with a compound curve turning to the right with an arc length of 118.07 feet, with a radius of 596.82 feet,

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with a chord bearing of South 20 Degrees 52 Minutes 40 Seconds West, with a chord length of 117.88 feet to a Point,
thence South 32 Degrees 47 Minutes 05 Seconds West a distance of 151.30 feet to a Point, thence South 35 Degrees 53 Minutes 19 Seconds West a distance of 47.75 feet to a Point,
thence South 52 Degrees 49 Minutes 42 Seconds West a distance of 45.54 feet to a Point,
thence South 54 Degrees 47 Minutes 51 Seconds West a distance of 93.49 feet to a Point,
thence South 43 Degrees 53 Minutes 14 Seconds West a distance of 10.37 feet to a Hole Found in Concrete on the Northwestern 60' Right of Way of Whitehall Street,
thence along said right of way the followings courses and distances:
thence South 60 Degrees 05 Minutes 59 Seconds West a distance of 50.74 feet to a Point,
thence South 60 Degrees 03 Minutes 43 Seconds West a distance of 50.63 feet to a Point,
thence South 59 Degrees 57 Minutes 22 Seconds West a distance of 191.21 feet to a Nail Set,
thence South 59 Degrees 57 Minutes 22 Seconds West a distance of 10.00 feet to a Nail Set,
thence South 60 Degrees 16 Minutes 18 Seconds West a distance of 200.00 feet to a Nail Set,
thence leaving said right of way North 29 Degrees 16 Minutes 19 Seconds West a distance of 249.00 feet to a 1/2" Rebar Set on the Southeastern right of way of Central of Georgia Railroad,
thence along said right of way the following courses and distances:
thence North 43 Degrees 59 Minutes 53 Seconds East a distance of 203.70 feet to a 1/2" Rebar Set,
thence North 39 Degrees 59 Minutes 24 Seconds East a distance of 10.00 feet to a 1/2" Rebar Set,
thence North 39 Degrees 59 Minutes 24 Seconds East a distance of 142.61 feet to a 3" Open Top Pipe Found,
thence North 32 Degrees 00 Minutes 20 Seconds East a distance of 10.14 feet to a 5/8" Rebar Found,
thence North 36 Degrees 57 Minutes 56 Seconds East a distance of 183.98 feet to a Nail Set,
thence North 88 Degrees 13 Minutes 38 Seconds West a distance of 8.85 feet to a 1/2" Rebar Set,
thence with a curve turning to the left with an arc length of 305.81 feet, with a radius of 3153.87 feet, with a chord bearing of North 32 Degrees 04 Minutes 20 Seconds East, with a chord length of 305.69 feet to a 1/2" Rebar Set,
thence with a compound curve turning to the left with an arc length of 214.57 feet, with a radius of 3153.87 feet, with a chord bearing of North 27 Degrees 20 Minutes 45 Seconds East, with a chord length of 214.53 feet to a Nail Set on the Southern said right of way of Packard Street,
thence leaving said railroad right of way and along said right of way of Packard Street South 87 Degrees 27 Minutes 03 Seconds East a distance of 243.41 feet to a 1/2" Rebar Found at the POINT OF BEGINNING.
Said tract having an area of 436,175 Sq. Ft., 10.014 Acres, as shown and described on ALTA/NSPS Survey by Georgia Land Surveying Co., bearing the seal and certification of Josh L. Lewis IV, Georgia Registered Land Surveyor No. 3028, and being referenced as Job Number 202245.

Exhibit B to Purchase and Sale Agreement between
McCall Railroad, LLC, as "Seller", and
Forge Atlanta Asset Management, LLC, as "Buyer" ,
dated June , 2025

Permitted exceptions: extracted from Owners' Title Policy dated January 4, 2021

6. Easement contained in that certain Court Order in the United States District Court, Northern District of Georgia, Newnan Division, titled George L. Tedder and Elizabeth C. Tedder, Lena Mae Fabian, Harry L. Bacon, Jr., George Heald, Harold Barrett and Barrett Heald Partnership, individually and on behalf of all others similarly situated, v. Wiltel Communications, LLC (F/K/A Williams Communications, Inc.), Sprint Communications Company L.P.; and Qwest Communications Company, LLC, Civil Action File No. 3:02-CV-055-WBH, filed for record January 10, 2014.
POLICY NO. SPECIMEN SCHEDULE B (CONTINUED)

7. Easement from Associated Investment Company, a Georgia corporation to M. P. Callaway, as trustee of the property of Central of Georgia Railway Company, dated January 10, 1947, filed for record January 23, 1947 at 11:31 a.m., recorded in Deed Book 1555, Page 600, aforesaid Records.
8. Slope easements and limitation of access rights contained in that certain Right of Way Deed from J. C. Swann to the State Highway Department of Georgia, dated September 18, 1959, filed for record September 28, 1959 at 12:28 p.m., recorded in Deed Book 3503, Page 259, aforesaid Records.
9. Slope Easement from Ivan Allen Company to the State Highway Department of Georgia, dated February 16, 1960, filed for record February 26, 1960 at 3:52 p.m., recorded in Deed Book 3548, Page 355, aforesaid Records.
10. Slope easements and limitation of access rights contained in that certain Right of Way

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Deed from Sanders Real Estate, Inc., to the State Highway Department of Georgia, dated July 27, 1960, filed for record August 16, 1960 at 10:27 a.m., recorded in Deed Book 3603, Page 354, aforesaid Records.
11. Right-of-Way Easement from The Clark Co. Inc. to Georgia Power Company, dated September 1, 1964, filed for record September 24, 1964 at 12:54 p.m., recorded in Deed Book 4303, Page 532, aforesaid Records.
12. Right-of-Way Easement from Garnett Realty Inc. to Georgia Power Company, dated August 19, 1963, filed for record September 4, 1963 at 11:10 a.m., recorded in Deed Book 4115, Page 43, aforesaid Records.
13. Right-of-Way Easement from Paul H. Timmers to Georgia Power Company, dated May 4, 1965, filed for record May 21, 1965 at 12:18 p.m., recorded in Deed Book 4418, Page 512, aforesaid Records.
14. Right-of-Way Easement from Timmers' Chevrolet to Georgia Power Company, dated March 16, 1975, filed for record April 1, 1975 at 10:20 a.m., recorded in Deed Book 6241, Page 323, aforesaid Records.
15. Easement from Tim Timmers and Timmers Chevrolet, Inc. to Georgia Power Company, dated October 12, 1987, filed for record November 12, 1987 at 9:20 a.m., recorded in Deed Book 11175, Page 35, aforesaid Records.

16. Easement from Russell C. McCall to Georgia Power Company, dated June 3, 1993, filed for record August 4, 1993 at 2:18 p.m., recorded in Deed Book 16989, Page 304, aforesaid Records.
17. Easements as reserved in that certain QuitClaim Deed from City of Atlanta, a municipal corporation to Russell C. McCall and Russell McCall's Inc., dated August 12, 1994, filed for record August 16, 1994 at 10:40 a.m., recorded in Deed Book 18608, Page 148, aforesaid Records.
18. Indemnity Agreement between Atlanta Wholesale Wine and the City of Atlanta, dated September 7, 2000, filed for record September 22, 2000 at 8:30 a.m., recorded in Deed Book 29501, Page 9, aforesaid Records.
19. Indemnity Agreement between Atlanta Wholesale Wine and the City of Atlanta, dated September 22, 2000, filed for record September 28, 2000 at 3:26 p.m., recorded in Deed Book 29522, Page 112, aforesaid Records.
20. Those matters as disclosed by that certain survey entitled "ALTA/NSPS Survey To: McCall Railroad, LLC, a Georgia limited liability company; First American Title Insurance Company; and The Augury Square, Inc., a ________ corporation", prepared by Georgia Land Surveying Co., bearing the seal and certification of Josh L. Lewis, IV, Georgia Registered Land Surveyor No. 3028, dated October 16, 2020, last revised December 9, 2020, being designated as Job No. 202245:1, as follows:

AS TO TRACT 1:

(a) Building encroaches into the Right-of-Way of Spring Street along the easterly boundary line of subject property;
(b) Northwest corner of building encroaches 2.33 feet into Central of Georgia Railroad Right-of-Way; and
(c) Electric line crosses the northwesterly corner of subject property.

AS TO TRACT 2:

(a) Sanitary sewer with manholes located in the southerly portion of subject property;
(b) Sanitary sewer line located in the northern portion of subject property and appears to be located under the building;

(c) Sanitary sewer with manhole located in the northwestern portion of subject property;
(d) Thirty-six (36") inch reinforced concrete pipe located in the western portion of subject property indicating water flowing southerly and connects to another thirtysix (36") inch reinforced concrete pipe located in the southern portion of subject property;
(e) Drainage structures located in the southeastern portion of subject property;
(f) Overhead electric line located in the southwestern corner of subject property; and
(g) Water vault located in the southern portion of subject property.

AS TO TRACT 3:

(a) Water meter located in the eastern portion of subject property; and

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(b) Electric line located in the southeastern corner of subject property.

AS TO TRACT 4:

(a) Storm water structures located in the southern portion of subject property; and

(b) Sanitary sewer manhole located on the northern boundary line of subject property.

AS TO TRACT 5:

(a) Electric line located in the northern portion of subject property;

(b) Five (5') foot building line along the northeastern boundary line of subject property.

AS TO TRACT 6:

(a) Neighbor's fence 0.42 feet encroachment on the southeastern boundary line of subject property; and

(b) Electric line located in the southeastern portion of subject property.

aG:\GA\Orders39\2-39500\39500CMT.DOCXfilen

☐ ✗ **Special Stipulations (F246) are attached.**

By signing this Agreement, Buyer and Seller acknowledge that they have each read and understood this Agreement and agree to its terms.

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If Buyer or Seller is a legal entity, this Agreement must be signed by one or more authorized persons, as required in the entity's legal documents. The person's signature must include the capacity in which the person is signing, such as "Trustee", "General Partner", "Manager", "President", etc.

Buyer Acceptance and Contact Information

Ricardo Haynes

1 **Buyer's Signature**

Forge Atlanta Asset Management LLC

Print or Type Name Date

Buyer's Address for Receiving Notice

Buyer's Phone Number: ☐ Cell ☐ Home ☐ Work

Buyer's E-mail Address

2 **Buyer's Signature**

Print or Type Name Date

Buyer's Address for Receiving Notice

Buyer's Phone Number: ☐ Cell ☐ Home ☐ Work

Buyer's E-mail Address

☐ **Additional Signature Page (F267) is attached.**

Seller Acceptance and Contact Information

Russell C. McCall

1 **Seller's Signature** Jun 16 2025

McCall Railroad LLC

Print or Type Name Date

Seller's Address for Receiving Notice

Seller's Phone Number: ☐ Cell ☐ Home ☐ Work

Seller's E-mail Address

2 **Seller's Signature**

Print or Type Name Date

Seller's Address for Receiving Notice

Seller's Phone Number: ☐ Cell ☐ Home ☐ Work

Seller's E-mail Address

☐ **Additional Signature Page (F267) is attached.**

Buyer's Broker/Affiliated Licensee Contact Information

Buyer Brokerage Firm

Broker/Affiliated Licensee Signature Date

Jae Kim

Print or Type Name GA Real Estate License #

Licensee's Phone Number Fax Number

Licensee's E-mail Address

REALTOR® Membership

Broker's Address

Broker's Phone Number Fax Number

MLS Office Code Brokerage Firm License Number

Seller's Broker/Affiliated Licensee Contact Information

SSG Realty Partners

Seller Brokerage Firm

Jun 13 2025

Broker/Affiliated Licensee Signature Date

Peyton Stinson 360082

Print or Type Name GA Real Estate License #

Licensee's Phone Number Fax Number

Licensee's Email Address

REALTOR® Membership

Broker's Address

Broker's Phone Number Fax Number

MLS Office Code Brokerage Firm License Number

Binding Agreement Date: The Binding Agreement Date in this transaction is the date of ______________________ and has been filled in by ______________________.

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SPECIAL STIPULATIONS

Georgia REALTORS®

2025 Printing

These Special Stipulations are part of the Commercial Purchase And Sale Agreement

Agreement dated /2025.

[NOTE: The language set forth in this special stipulation(s) is furnished by the parties and is particular to this transaction.]

Page 1:

SS 1. The LOI Fee. As of April 30, 2025, the parties executed a Letter of Intent (the "LOI") and Buyer paid to Seller the LOI Fee as specified therein of $50,000. The LOI Fee shall be non-refundable under all circumstances, including but not limited to an Entitlement Failure as defined hereinafter, failure of Buyer to obtain new entitlements that Buyer may desire, Buyer's election to terminate this PSA within the Due Diligence Period, Seller's termination of this Agreement pursuant to a right to do so granted herein or failure to close because of Seller or Buyer default, but shall be applied to the Purchase Price if Closing occurs.

SS 2. The PSA Fee. Upon Binding Agreement Date of the PSA, Buyer shall pay to Seller in immediately available funds the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the "PSA Fee"). The PSA Fee shall be non-refundable and applicable to the Purchase Price, except if and only if, on or before the end of the Due Diligence Period , Buyer determines, in its sole discretion, that the Entitlements, as defined on Exhibit E attached hereto and made a part hereof, are not intact, enforceable, and useable in accordance with their terms or have been otherwise compromised (an "Entitlement Failure"), and solely as a result thereof Buyer elects to terminate the PSA and promptly after discovery of said Entitlement Failure notifies Seller in writing of the specific Entitlement Failure and of its election to terminate (the "Notice of Termination"_, in which event the PSA Fee shall be refunded by Seller to the Purchaser within two (2) business days of Seller's receipt of Notice of termination, this Agreement shall be terminated and the parties no longer obligated hereunder except for the provisions hereof that by their terms survive termination. Buyer may not rely on any of the following to constitute an Entitlement Failure: a determination by Buyer that the Entitlements as they stand do not allow for the Buyer's intended development of the Property, have conditions to them that Buyer finds unacceptable, require additional steps to be taken and/or plans to be submitted before a permit can be issued pursuant to said Entitlement, or a determination by Buyer that their intended development requires or would be enhanced by an Entitlement modification.

SS 3. The PSA Exclusivity Period. Following Binding Agreement Date of this PSA, and for so long as (a) the PSA remains in full force and effect, (b) Buyer timely pays all fees and delivers all deposits as required thereunder, and (c) Buyer has delivered to Seller the Evidence of adequate proof of funds, and said Evidence remains effective and either (i) is not subject to contingencies or (ii) is subject only to such contingencies as have been satisfied or that Seller, in its sole and absolute discretion, has approved in writing, then Seller shall not solicit, entertain, negotiate, or enter into any letter of intent, purchase and sale agreement, or other agreement or understanding with any other party concerning the sale of the Property unless and until this PSA has been terminated in accordance with its terms.

SS 4. Earnest Money Deposit (additional provisions)
Within two (2) Banking Days after the Due Diligence Period expires, if neither Buyer nor Seller has terminated this PSA as of the end of the Due Diligence Period, Buyer shall deposit with Holder Four Hundred Thousand and No/100 Dollars ($400,000.00) (the "Earnest Money Deposit").
Earnest Money Deposit shall be credited to the Purchase Price at Closing. As of the end of the Due Diligence Period, if neither Buyer nor Seller has terminated this PSA, the Earnest Money Deposit shall be due and payable. The Earnest Money Deposit shall be non-refundable except as specifically provided otherwise herein and, in accordance with the applicable provision hereof, shall either be applied to the Purchase Price at Closing, refunded to Buyer or paid to Seller. If this Agreement has not been terminated by Buyer pursuant to a provision allowing Buyer to do so, and if Buyer fails to close for any reason other than Seller's default, the Earnest Money Deposit shall be paid by Holder to Seller as liquidated damages in accordance with Paragraph C 4 a hereof. For all purposes of this Agreement, the term "Earnest Money Deposit" does not include the LOI Fee, the PSA Fee, the Due Diligence Extension Fee or any Closing Date Extension Fee.

RH RCM RS

Buyer's/Tenant's Initials: RH ______________________ Seller's/Landlord's Initials: RCM ______________________

Buyer's/Tenant's Broker's Initials: ______________________ Seller's/Landlord's Broker's Initials: RS ______________________
(or Broker's Affiliated Licensee) (or Broker's Affiliated Licensee)

SPECIAL STIPULATIONS
(continued)

GeorgiaREALTORS®

2025 Printing

Page 2:

SS 5. Due Diligence Period (continuation of Paragraph A8).During the Due Diligence Period, Buyer shall conduct, at its sole cost and expense, such investigations, inspections, appraisals, studies, tests, analyses, title examination, surveying and other due diligence with respect to the Property as Buyer deems necessary or desirable in its sole and absolute discretion. Seller agrees to cooperate with Buyer in making access to Property available. However, any visits to Property by Buyer or its agents require at least 24-hour advance notice to Seller. Buyer agrees to indemnify Seller and hold it harmless from any costs, liabilities or damages resulting from visits to or tests performed at the Property by Buyer or its agents.
Buyer shall have the one-time right to extend the Due Diligence Period for an additional period of thirty (30) calendar days (the "Extension Period") by delivering written notice to Seller not less than five (5) business days prior to the expiration of the initial Due Diligence Period and concurrently with said notice remitting to Seller in immediately available funds the amount of Fifty Thousand and No/100 Dollars ($50,000.00)(the "Due Diligence Extension Fee"), which shall be non-refundable under all circumstances but shall be credited toward the Purchase Price at Closing.

In the event that as of the end of the Due Diligence Period or at the end of the Extension Period, if applicable, there remains unresolved an issue that Buyer intends to rely on to terminate this Agreement, then upon the mutual consent of Seller and Buyer, the parties may elect to extend the Due Diligence Period for such time and on such terms as they may mutually agree. If the Parties do not mutually agree, than the Due Diligence Period or the Extension Period, if applicable, shall end as aforesaid.

SS 6. Buyer's Right to Terminate During Due Diligence Period. Buyer shall have the right to terminate this Agreement at any time during the Due Diligence Period, or any extension thereof, for any reason or no reason, in Buyer's sole and absolute discretion (a "Due Diligence Termination"), by delivering written notice of termination to Seller prior to or on the expiration of the Due Diligence Period. In the event of a Due Diligence Termination, if the Earnest Money Deposit has already been paid, Holder shall return the Earnest Money Deposit to Buyer within two (2) business days following such notice, and neither party shall thereafter have any further obligations hereunder, except for those obligations which expressly survive termination. In the event of a Due Diligence Termination, Seller shall retain the LOI Fee, the PSA Fee, and, if paid, any Due Diligence Extension Fee.

SS 7. Extensions of Closing Date. Buyer shall have the right to extend the Scheduled Closing Date from January 6, 2025 to a date no later than February 6, 2026 (the "First Closing Extension Date") by providing written notice to Seller on or before December 15, 2025 designating the First Closing Extension Date together with payment to Seller in immediately available funds of an extension fee equal to Five Thousand Dollars ($5,000.00) per day from January 6, 2025 to the First Extended Closing Date. Such fee shall be non-refundable under all circumstances and shall not be credited against the Purchase Price.

Buyer shall further have the right to extend the First Extended Closing Date for up to two (2) additional periods of thirty (30) calendar days each (each a "Subsequent Extended Closing Date") by delivering prior to the then-applicable Closing Date written notice to Seller specifying the next Subsequent Extended Closing Date and paying to Seller in immediately available funds an additional fee of Five Thousand Dollars ($5,000.00) per day from the then applicable Closing Date to the next Subsequent Extended Closing Date Such fees shall be non-refundable under any circumstances and shall not be applied to the Purchase Price.

SS 8. Entitlements. Buyer's obligation to consummate the transaction contemplated by this Agreement is based solely upon the existing zoning, land use entitlements, development rights, permits, approvals, and other governmental authorizations affecting the Property as of the acceptance date of the Letter of Intent (collectively, the "Existing Entitlements" as more particularly described on Exhibit E attached hereto and made a part hereof.).

While this PSA remains in full force and effect, nothing herein shall prohibit Buyer, at its sole cost and expense, from applying for or pursuing amendments, modifications, or new entitlements ("Modifications") with respect to the Existing Entitlements; provided, however, that the Closing shall not be conditioned upon or delayed by the issuance, approval, or effectiveness of any such Modifications. Prior to Closing, under no circumstances shall Buyer record or otherwise cause any application, instrument, approval, grant or encumbrance relating to a Modification to become effective or binding on the Property or to burden, cloud, or otherwise affect title to the Property.

Buyer's/Tenant's Initials: RH Seller's/Landlord's Initials: RCM

RS

Buyer's/Tenant's Broker's Initials: ______________ Seller's/Landlord's Broker's Initials: RS
(or Broker's Affiliated Licensee) (or Broker's Affiliated Licensee)

RH RCM

SPECIAL STIPULATIONS
(continued)

Page 3:

SS 9. Possession; Interim Leasing. Seller shall deliver exclusive possession of the Property to Buyer at Closing, free and clear of all tenancies, occupants, and rights of use or possession, except for tenants under leases that have been approved by Buyer and except for those tenants occupying the structure commonly referred to as Building 3 (aka Fair Street Lofts)pursuant to leases (the "Fair St. Leases").A schedule of Fair St. Leases in effect as of the Binding Agreement Date has been delivered to Buyer, said schedule to be updated periodically and a final schedule presented as of Closing. Changes in the terms of or the quantity of Fair St Leases in effect from time to time shall have no bearing on Buyer's obligation to close. Rents and security deposits under said leases shall be prorated at Closing as shall the operating expenses attributable to the Fair Street Lofts.

Except for the Fair St. Leases and for any lease of the Property entered into by Seller that expires on or before October 31, 2025, from and after the Binding Agreement Date, Seller shall not enter into, extend, renew, or modify any lease, license, occupancy agreement, or other such possessory right as to any of the Property without the prior written consent of Buyer, which may be granted or withheld in Buyer's sole discretion. Seller shall be solely responsible for securing the surrender and recovery of possession of the Property from all such occupants, licensees, or users (other than the tenants pursuant to the Fair St. Leases or any lease approved by Buyer) and shall ensure that such possession is recovered no later than thirty (30) calendar days prior to the Closing Date.

SS 10. Closing Costs. Seller shall bear the costs of all documentary transfer taxes, recording fees, mortgage release fees, and one-half (½) of all escrow, closing, and settlement fees and charges payable to the Holder(but excluding any fees of Holder related to services performed for Buyer other than Closing Services) or any successor escrow or closing agent mutually agreed upon by the Parties. Buyer shall be responsible for the payment of all costs in connection with any mortgage financing or equity obtained by Buyer, title insurance premiums, including any endorsements, survey costs, costs of third-party due diligence reports commissioned by Buyer and any other expenses related to Buyer's performance of Due Diligence, Buyer's legal fees, and one-half (½) of all escrow, closing, and settlement fees and charges payable to the Holder or other closing agent.

SS 11. Condition of Property. As more particularly described on Exhibit D attached hereto and made a part hereof, the Property is being sold in "AS-IS, WHERE-IS" condition without any representation or warranty by Seller as to its condition or suitability for development.

Buyer further acknowledges that it has had the opportunity to conduct, and has conducted or will conduct prior to Closing, its own independent investigation, analysis, and evaluation of the Property, and that in entering into this Agreement, Buyer is relying solely upon its own due diligence and not upon any representation, warranty, statement, or information, whether oral or written, express or implied, made or furnished by Seller, Brokers or any agent, employee, or representative of Seller or Brokers, except as expressly set forth herein.

SS 12. Confidentiality. The Parties agree that the terms and conditions of this Agreement, together with any documents, reports, studies, or other materials exchanged in connection with the transaction contemplated herein (collectively, the "Confidential Information"), shall be maintained in strict confidence and shall not be disclosed to any third party without the prior written consent of the other Party, except as may be required by law, regulation, or court order, or as necessary to be disclosed to a Party's attorneys, accountants, lenders, investors, or other advisors on a need-to-know basis, or as may be required by any securities regulation law applicable to Buyer, each of whom shall be advised of the confidential nature of such information and bound by obligations of confidentiality no less restrictive than those set forth herein.

Notwithstanding the foregoing, no press release, public statement, or other disclosure to media outlets or third parties that identifies Seller, or the transaction terms shall be issued by either party or either party's Broker without the prior written consent of the other Party, which may be granted or withheld in consenting party's sole discretion. This restriction is not intended to limit Buyer's disclosure in press releases, public statements, or other disclosure to media outlets or third parties that describe Buyer's development plans for the Property including forward looking statements related to development costs and potential values to be created.

Buyer's/Tenant's Initials: RH   Seller's/Landlord's Initials: RCM

Buyer's/Tenant's Broker's Initials: ______ (or Broker's Affiliated Licensee)   Seller's/Landlord's Broker's Initials: RS (or Broker's Affiliated Licensee)

RH RCM RS

SPECIAL STIPULATIONS
(continued)

GeorgiaREALTORS®

2025 Printing

Page 4:

SS 13. Brokers. Buyer is represented in this transaction by two brokers and Seller is represented by one broker. The parties acknowledge and agree that the brokerage relationships and corresponding compensation obligations shall be as follows:

(i) SSG Realty Partners, LLC ("Seller's Broker") shall be paid compensation as provided in a separate agreement between Seller and SSG.

(ii) CBRE, Inc. ("Buyer's Broker") shall be paid compensation as provided in a separate agreement between Seller and CBRE with compensation equal to
equal to two percent (2%) of the Purchase Price, payable by Seller to CBRE at Closing; and
(iii) North Pro Realty LLC (also a "Buyer's Broker") shall be paid compensation shall be paid compensation by Buyer as provided in a separate agreement between Buyer and North Pro. Buyer and Seller warrant to each other that they have not dealt with or through any other Broker regarding this transaction and they each indemnify the other against any claims by brokers other than Seller's Broker and Buyer's Brokers and against any claims against Buyer by Seller's Broker or any claims by either of Buyer's Brokers against Seller except for the obligation by Seller to pay compensation to CBRE as aforesaid. To the extent required by Title Company or Closing Attorney, at Closing, Seller and Buyer will cause appropriate release or waiver documents to be delivered by their respective Brokers.

Buyer's/Tenant's Initials: ____________ Seller's/Landlord's Initials: RCM

Buyer's/Tenant's Broker's Initials: ____________ (or Broker's Affiliated Licensee) Seller's/Landlord's Broker's Initials: RS (or Broker's Affiliated Licensee)

RH RCM

SS 14. **Evidence of Buyer's Ability to Close.** No later than 30 days after to the end of the Due Diligence Period, Buyer shall provide Seller with written evidence of Buyer's financial ability to purchase the Property ("Evidence"). A copy of a loan commitment from an institutional mortgage lender (or lenders) from whom Buyer is seeking mortgage financing to purchase the Property, an equity line of credit, investor commitment agreement and/or an equity funding commitment from a funding source stating that loan(s) and or equity of at least $33, 000,000 will be available to Buyer by the Closing Date and specifying any conditions for funding the loan(s) or equity, shall be deemed sufficient Evidence as long as the credibility of the funding source(s) and any stated conditions are satisfactory to Seller, in its sole discretion, or, as to stated conditions not satisfactory to Seller, they have been satisfied as of not more than 10 Banking Days after Notice of Rejection from Seller. The provision of such Evidence is not a guarantee that the mortgage loan(s) or equity will be funded or that Buyer will close on the purchase of the Property. If Seller rejects the Evidence, Seller shall within 7 Banking Days of receipt of the Evidence provide Buyer with Notice of Rejection specifying the reason for rejection. If Buyer has not within 10 Banking Days after receipt of Notice of Rejection, provided Seller with replacement Evidence satisfactory to Seller, in its sole discretion, in form and content, or if at any time thereafter the Evidence accepted by Seller no longer remains in full force and effect, Seller may elect to terminate this Agreement in which event the parties shall have no further obligations hereunder except for those provisions that by their terms survive termination. If the termination by Seller based on rejection of Evidence occurs after the end of the Due Diligence Period, and Earnest Money Deposit has been paid, the Earnest Money Deposit shall be paid to Seller as liquidated damages and neither party shall thereafter have any further obligation hereunder except for provisions of this Agreement that by their terms survive termination. If Evidence has been presented by Buyer to Seller in a timely manner as provided above, and if on or before the end of the 30th day after the end of Due Diligence Seller has not rejected the Evidence, then Seller's the right to terminate on this basis shall be waived.

SS 15. **Exclusion of Cobblestones, Iron Gate and Iron Fencing**. The Property being sold does not include the cobblestones that have been installed as pavers in any sidewalk, driveways or retaining walls located on the Property nor does it include the ornate iron gate, its wings and iron fencing located on Ted Turner Dr between the 255 building and 275 building (all of the foregoing are referred to as "Seller Retained Items"). Seller shall have the right to remove Seller Retained Items, at its cost, at any time from the Binding Agreement Date until 90 days after Closing.

SS 16. **Pre-Closing Marketing**. Without Seller's prior written approval, which shall not be unreasonably withheld, Buyer shall not, prior to Closing, engage in any presale marketing of condominiums, cooperatives or any other type of housing units to be constructed on the Property. As a condition to Seller's consent, Seller may, among other conditions, insist on language being added to this Agreement that prevents the Property and Seller from being subject to any liability resulting from Buyer's pre-Closing marketing effort and secures Seller from any such liability.

SS 17. **Indemnification**. Seller agrees to indemnify Buyer and hold it harmless from any liability, cost, expense or damage, including reasonable legal fees ("Indemnifiable Buyer Costs"), resulting from an act prior to Closing of Seller, Seller's agents, employees or contractors retained by Seller to perform work on the Property or from an event that takes place prior to Closing on the Property, but not including any Indemnifiable Buyer Costs resulting from an action of Buyer, Buyer's agents, employees or contractors retained by Buyer to perform work on the Property, or from an event directed by or performed at the direction of Buyer.

Buyer agrees to indemnify Seller and hold it harmless from any liability, cost, expense or damage, including reasonable legal fees ("Indemnifiable Seller Costs"), resulting from an act prior to or subsequent to Closing of Buyer, Buyer's agents, employees or contractors retained by Buyer to perform work on the Property or from an event directed by or performed at the direction of Buyer that takes place prior to or subsequent to Closing on the Property, but not including any Indemnifiable Seller Costs resulting from an action of Seller, Seller's agents, employees or contractors retained by Buyer to perform work on the Property, or from an event directed by or performed at the direction of Seller.

RH RCM RS

Ricardo Haynes

1 Buyer's Signature

Forge Atlanta Asset Management LLC
Print or Type Name

2 Buyer's Signature

Print or Type Name

☐ ✗ **Additional Signature Page (F267) is attached.**

Buyer Brokerage Firm

Broker/Affiliated Licensee Signature

Print or Type Name

REALTOR® Membership

Russell C. McCall

1 Seller's Signature

McCall Railroad LLC
Print or Type Name

2 Seller's Signature

Print or Type Name

☐ **Additional Signature Page (F267) is attached.**

SSG Realty Partners
Seller Brokerage Firm

Broker/Affiliated Licensee Signature

Peyton Stinson
Print or Type Name

REALTOR® Membership

CLOSING ATTORNEY ACTING AS HOLDER OF EARNEST MONEY DEPOSIT

F 510 **[Closing Attorney must still consent to serve as Holder using F511]**

GeorgiaREALTORS®

2025 Printing

This Exhibit is part of the Agreement with an Offer Date of /2025 for the purchase and sale of that certain property known as: See Exhibits A and A-1 Atlanta, Georgia 30303 ("Agreement").

1. **Closing Attorney Shall Act as Holder.** The Closing Attorney named in this Agreement shall be the Holder of the Earnest Money Deposit and other trust funds referenced in this Agreement subject to the Closing Attorney timely: a) agreeing to serve; b) signing the appropriate documents; and c) timely delivering the same to Buyer and Seller as more particularly described below.
2. **Buyer Must Timely Deliver Certain Documents to Closing Attorney Acting as Holder of Earnest Money Deposit.** When the Closing Attorney has been named as Holder in the Agreement, Buyer must deliver to Closing Attorney within two (2) business days from the Binding Agreement Date: a) the fully-signed and executed Agreement in its entirety ("Entire Contract"); and b) a copy or copies of the Escrow Agreement (F511) for the Closing Attorney to sign agreeing to become the Holder. Buyer must similarly deliver to Holder all amendments to the Entire Contract within two (2) business days of the date that the Amendment becomes binding.
3. **Closing Attorney Must Agree to Become Holder Within Five (5) Business Days of Receiving Entire Contract.** The Closing Attorney named as Holder shall not become the Holder unless within five (5) business days from the date that the Closing Attorney receives the Entire Contract, the Closing Attorney has: a) countersigned the Agreement of Closing Attorney to serve as Holder (GAR Form F511, and sometimes referred to as "Escrow Agreement") without change or modification so except for filling in the blanks contained therein; and b) delivered the same to Buyer and Seller. When this occurs, Closing Attorney's rights and duties as Holder and the timeframe for completing the same shall commence.
4. **Rights and Duties of Closing Attorney Acting as Holder.** Notwithstanding any provision to the contrary contained in the Agreement, Closing Attorney acting as Holder shall have all of the pre-printed rights and duties of Holder set forth in the GAR Purchase and Sale Agreement (a copy of which is incorporated herein by reference), regardless of whether such rights and duties are set forth in this Agreement. In the event of a conflict between this Agreement and the pre-printed right and duties of Holder set forth in the GAR Purchase and Sale Agreement, the latter shall control unless otherwise agreed to in writing by Buyer, Seller, and Holder. In the event the transaction does not close, Closing Attorney shall not have a right to deduct any of attorney's costs or fees pertaining to the Closing from the Earnest Money Deposit or other trust funds being held by Closing Attorney, except as may be provided elsewhere herein.
5. **Earnest Money Deposit Must Be Paid to Closing Attorney Acting as Holder by Wire Transfer.** Buyer shall be responsible for paying all Earnest Money Deposit and other Buyer trust funds to the Closing Attorney acting as Holder by wire transfer of immediately available funds or by such other method deemed acceptable and/or required by Closing Attorney, as the case may be.
6. **Failure of Closing Attorney to Become Holder.** If the Closing Attorney named as Holder has not become Holder because the Closing Attorney rejects being the Holder or fails to timely become Holder, then: a) the Alternate Holder named below, who must be a broker in this transaction, shall automatically become the Holder instead of the Closing Attorney; b) all parties consent to the Earnest Money Deposit being paid or transferred to the Alternate Holder; and c) all parties shall cooperate with one another to sign any documents required to accomplish the same. The signature of the Alternate Holder to the Agreement at the time it is first signed shall be deemed consent of the Alternate Holder to serve as Holder. The Alternate Holder's duties and the timeline for performing those duties shall commence when the Alternate Holder becomes the Holder.
7. **Alternate Holder.** The Buyer must immediately notify all parties if the Closing Attorney fails to become Holder. The Alternate Holder, who must be a broker in this transaction, shall be Weissman Law (Lenox Buckhead).

   In the event an Alternate Holder is not named, the Alternate Holder shall be the Buyer's Broker.
8. **Closing Attorney Holding Earnest Money Deposit in All-Cash Transaction.** In an all-cash transaction where the Closing Attorney is representing the Buyer or Seller, the Closing Attorney can hold the Earnest Money Deposit (and other trust funds), but in the event of a dispute between the parties regarding the disbursement of the funds, the Closing Attorney shall not disburse the funds based upon a reasonable interpretation of the Agreement. Instead and notwithstanding any provision to the contrary contained in this agreement, in the event of a dispute regarding the Earnest Money Deposit in an all-cash transaction where the Closing Attorney is representing the Buyer or Seller, the only remedy available to the Closing Attorney to resolve the dispute regarding the disbursement of Earnest Money Deposit shall be to interplead the funds into a court of competent jurisdiction.
9. **Notices To and From Holder.** The notice procedures in the Agreement shall control with regard to all notices to and from Holder. Holder's contact information is set forth in signature pages to this Agreement.
10. **Closing Attorney's Contact Information.** The Closing Attorney named below shall be the Holder in this transaction.

Closing Attorney: Weissman Law
Address: 3500 Lenox Road One Alliance Center
4th Floor Atlanta, Georgia 30326
Phone Number: 404.926.4500
Fax Number: 404.926.4600
Email: buckhead@weissman.law

RS

Buyer's Initials: RH   Seller's Initials: RCM

RH RCM RS

AGREEMENT OF CLOSING ATTORNEY TO SERVE AS HOLDER OF EARNEST MONEY DEPOSIT

Georgia REALTORS®

F511
("ESCROW AGREEMENT")

[Should only be used when F510 Closing Attorney Acting as Holder of Earnest Money Deposit Exhibit has been made part of the Purchase and Sale Agreement]

2025 Printing

For and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the following closing attorney or law firm: Weissman Law ("Closing Attorney") having being named as Holder in the Purchase and Sale Agreement by and between Forge Atlanta Asset Management LLC ("Buyer") and McCall Railroad LLC ("Seller") with a Binding Agreement Date Date of ______ for real property located at: Exhibit A Atlanta 30303 ("Agreement") does hereby agree to serve as Holder in such Agreement, subject to the terms herein.

1. TERMS OF CLOSING ATTORNEY ACTING AS HOLDER.

a. This Escrow Agreement is hereby incorporated into the Agreement and together they shall bind Closing Attorney acting as Holder. The provisions in the Agreement (including the Escrow Agreement) relating directly or indirectly to Earnest Money Deposit and trust funds may be enforced by Holder as a third-party beneficiary to the Agreement. Holder shall have all of the pre-printed rights and duties of Holder and shall follow the procedures binding Holder set forth in the Agreement, unless other agreed to in writing by Buyer, Seller, and Holder. Closing Attorney shall have all of the preprinted rights and duties of Holder set forth in the Agreement without amendment or modification;

b. Upon the Closing Attorney becoming Holder, the timeframe for Closing Attorney to begin to perform the duties of Holder shall not commence until Holder receives the signed and executed Agreement in its entirety ("Entire Contract"). With regards to amendments to the Entire Contract, the rights and duties of Holder under the amendment shall not commence until Holder receives the amendment.

c. In the event the transaction does not close, Closing Attorney shall not have a right to deduct any of attorney's costs or fees pertaining to the Closing from the Earnest Money Deposit or other trust funds being held by Closing Attorney, except as may be provided elsewhere herein.

d. This Escrow Agreement shall be interpreted in accordance with the laws of the State of Georgia;

e. Time is of the essence; and

f. This Agreement (including the Escrow Agreement) and any amendment thereto shall constitute the entire agreement of the parties relative to the Closing Attorney acting as Holder.

2. CLOSING ATTORNEY MUST AGREE TO BECOME HOLDER WITHIN FIVE (5) BUSINESS DAYS. The Closing Attorney shall not become the Holder unless the Closing Attorney has within five (5) business days from the date the Closing Attorney receives the Entire Contract the Closing Attorney has: a) signed this Escrow Agreement without modification (except for filling in the blanks contained herein); and b) delivered the same to Buyer and Seller.

3. FAILURE OF CLOSING ATTORNEY TO TIMELY AGREE TO BECOME HOLDER. If the Closing Attorney named as Holder herein has not become Holder within five (5) business days from the date the Closing Attorney receives the Entire Contract in which the Closing Attorney has been appointed as the Holder, then: a) the Alternate Holder referenced in the Closing Attorney Acting as Holder of Earnest Money Deposit Exhibit (F510) shall automatically become the Holder instead of the Closing Attorney; b) all parties consent to the Earnest Money Deposit being paid or transferred to the Alternate Holder; and c) all parties shall cooperate with one another to sign any documents required to accomplish the same.

4. CONTACT INFORMATION

Buyer's Name: Forge Atlanta Asset Management LLC	Seller's Name: McCall Railroad LLC
Address: ______	Address: ______
Phone Number: ______	Phone Number: ______
Fax Number: ______	Fax Number: ______
Email: ______	Email: ______
Buyer's Name: ______	Seller's Name: ______
Address: ______	Address: ______
Phone Number: ______	Phone Number: ______
Fax Number: ______	Fax Number: ______
Email: ______	Email: ______

RCM
RS

RH RS RCM

Buyer Licensee's Name: ______
Buyer's Broker ______ Address: ______

Phone Number: ______ Fax Number: ______
Email: ______

Seller Licensee's Name: Peyton Stinson
Seller's Broker SSG Realty Partners
Address: ______
Phone Number: ______
Fax Number: ______
Email: ______

Exhibit C to Purchase and Sale Agreement between
McCall Railroad, LLC, as "Seller", and
Forge Atlanta Asset Management, LLC, as "Buyer" ,
dated June , 2025
Closing Documents

A duly executed Bill of Sale, with a list of inventory -if any- conveying to Buyer that portion of the Property which is or may be considered to be personal property, if any, with a warranty of title except for the Permitted Exceptions, but with no other warranty or representation, as such property is being conveyed to Buyer on an "as-is, where-is" basis.

A duly executed affidavit which is acceptable to the Title Company in order to delete the standard exceptions for mechanics' and materialmen's liens and parties in possession (other than matters which would be shown by a current survey) from the title policy at Closing, showing among other things that all debts for labor and materials in respect of the Property incurred by or on behalf of Seller have been paid in full and that there are no outstanding claims, suits, debts, rights of occupancy, encumbrances, liens or judgments against the Property, except for the Permitted Exceptions and other matters approved (or deemed approved) by Buyer.

A duly executed Certification of Non-Foreign Status that pursuant to Section 1445 of the Internal Revenue Code, certifies Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

A duly executed Affidavit that pursuant to O.C.G.A. § 48-7-128 et seq., no withholding from the proceeds of the transaction contemplated hereby is required.

Such evidence as is reasonably required by the Title Company and the Buyer evidencing the authority of Seller to enter into this Agreement and consummate the transaction contemplated herein.

A duly executed Assignment (the **"Assignment of Leases"**) assigning to Buyer the Seller's interest as lessor in the leases with respect to the Property, with a limited warranty as to free and clear title. The Assignment of Leases will contain an assumption by Buyer of the landlord's obligations thereunder arising from and after Closing, and will also contain a cross-indemnity pursuant to which Seller will indemnify, defend and hold Buyer harmless as respects all tenant claims, demands, liabilities, costs and expenses arising prior to the Closing Date, and pursuant to which Buyer will indemnify, defend and hold Seller harmless as respects such claims, demands, liabilities, costs and expenses arising on and after the Closing Date.

A duly executed Assignment from Seller to Buyer of all warranties, if any, with respect to the Improvements or equipment of the Property, together with the originals of all such warranties, if in Seller's possession.

An Assignment of Service Contracts (the **"Assignment of Service Contracts"**) pursuant to which Seller will transfer and assign to Buyer all of its interest in and to the Service Contracts.

A rent roll for the Property certified by Seller to be true and correct as of the Closing Date and certifying that there are no Tenants at the Property except as set forth thereon.

A certificate stating that the representations and warranties of Seller contained in Paragrpah C.3.c. of this Agreement are true and correct in all material respects as of the date of Closing or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.

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A letter to the tenants of the Property stating that the Property and such tenants' security deposits have been conveyed to Buyer and that rent should be paid to Buyer or Buyer's designee after Closing.

All original leases and all tenant records in respect of the Property. A Closing Statement evidencing the prorations between Seller and Buyer and disbursements made in connection with this transaction.

Documentation and proper approval of resolutions required as part of this corporate action in accordance with the Seller's bylaw, articles of incorporation and other documents governing corporate actions.

Any other documents referred to or specified in this Agreement and any other documents or agreements deemed necessary or reasonably appropriate by Buyer's and Seller's respective counsel.

Exhibit D to Purchase and Sale Agreement between
McCall Railroad, LLC, as "Seller", and
Forge Atlanta Asset Management, LLC, as "Buyer" ,
dated June , 2025
Seller Warranties and Representations; Buyer Release

Buyer agrees that the Property shall be sold and that Buyer shall accept possession of the Property on the Closing Date strictly on an **"AS IS, WHERE IS" AND "WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN"** basis, with no right of set-off or reduction in the Purchase Price, and that such sale shall be without representation or warranty by Seller of any kind, express or implied, including any warranty of income potential, operating expenses, conformance of any financial information to generally accepted accounting principles, uses, merchantability or fitness for a particular purpose, and Seller does hereby disclaim and renounce any such representation or warranty. Buyer specifically acknowledges that Buyer is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, any other Seller Party or any Broker or other agents as to any matters concerning the Property including: (1) the value of the Property; (2) any income to be derived from the Property; (3) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including the possibilities for further development of the Property or construction thereon; (4) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon; (5) the manner, quality, state of repair or lack of repair of the Property (including the roof, foundation, HVAC systems or any other component of the Property or any improvements thereon); (6) the nature, quality or condition of the Property, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (7) the compliance of or by the Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (8) the manner or quality of the construction or materials incorporated into the Property; (9) compliance with environmental laws or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Fair Housing Act, the Federal Water Pollution Control Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and/or any rules or regulations promulgated under any of the foregoing (as the same may be amended from time to time) or under any federal, state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials; (10) the presence or absence of radon gas, methane gas, asbestos any other Hazardous Materials at, on, under, or adjacent to the Property; (11) the conformity of any improvements to any plans or specifications, including any plans and specifications that may have been or may be provided to Buyer; (12) the conformity of the Property to past, current or future applicable zoning or building requirements; (13) deficiency of

any undershoring; (14) deficiency of any drainage; (15) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (16) the existence of vested land use, zoning or building entitlements affecting the Property; (17) water rights or the availability of or access to water; (18) the presence or suitability of any utilities or availability thereof; (19) the completeness or accuracy of any information provided to Buyer by Seller or its agents; (20) any matters relating to any leases other than the accuracy of the terms of said leases as contained in the copies thereof provided to Buyer by Seller or Seller's agent; or (21) any other matter relating to the Property or to the development, construction, leasing, operation, or sale of the Property.

Buyer further acknowledges and agrees that Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties or any agent of Seller, and Buyer, for itself and for its successors and assigns, hereby expressly waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist. Without limiting the foregoing, Buyer hereby agrees that, if at any time after the Closing, any third-party or governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath the Real Property or emanating therefrom, Buyer waives on behalf of itself and on behalf of each of its successors and assigns and each and all of its and their respective members, officers, directors, employees, parents, affiliates or subsidiaries and each of their respective successors and assigns (collectively the "Waiver Parties"), any rights Buyer or Waiver Parties may have against Seller in connection therewith, including under CERCLA, and Buyer agrees for itself and all Waiver Parties that neither Buyer nor any of the Waiver Parties shall (1) implead the Seller, (2) bring a contribution action or similar action against the Seller or (3) attempt in any way to hold the Seller responsible with respect to any such matter;

Notwithstanding anything to the contrary in this Agreement, the provisions of this Exhibit D shall survive the Closing without limitation.

Furthermore, Buyer, on its own behalf and on behalf of each of the Waiver Parties, hereby releases Seller and its members, officers, directors, employees, agents, parents, affiliates or subsidiaries ("Seller Parties") from, and irrevocably and unconditionally waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:

(i) any and all statements or opinions heretofore or hereafter made, or information furnished, by or on behalf of Seller and the Seller Parties or any agent of Seller to Buyer or any of Buyer's agents or representatives; and

(ii) any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property and/or the ownership and operation thereof, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, under or about the Property and any other matters described in this Exhibit D;

Buyer acknowledges and agrees that, subject to the Surviving Statements, (1) Buyer may hereinafter discover facts different from or in addition to those now (or as of the Closing) known to Buyer, (2) Buyer's agreement to release, acquit and discharge Seller and the other Seller Parties as set forth herein shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, (3) Buyer, for itself and all Waiver Parties, knowingly waives any rights, privileges and benefits under any federal, state or local law which may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, (4) upon the completion of the Closing, Seller shall be deemed to have satisfied all of Seller's obligations, covenants and liabilities in this Agreement and in any documents executed by Seller in connection herewith other than the Surviving Statements (in which case such survival shall be subject to the limitations set forth in this Agreement), and (5) Buyer irrevocably covenants never to commence or prosecute, or to collude with others to commence or prosecute, against Seller or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release.

Buyer understands the legal significance of the foregoing provisions and acknowledges and agrees that the provisions of this Exhibit D were a material factor in Seller's acceptance of the Purchase Price and that Seller is unwilling to sell the Property to Buyer without the benefit of the releases in favor of Seller and the other Seller Parties herein granted (collectively, the "Releases").

The Releases may include claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist, which, if known by Buyer, would materially affect Buyer's release of Seller and/or the other Seller Parties. Buyer specifically waives the provisions of any law of any state, territory, or jurisdiction the import of which is as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

EXHIBIT E
ENTITLEMENTS DEFINED

The current and existing licenses, permits and approvals relating to the future development of the Property as set forth in the SAP, DRI , and PPCA, copies of which have been delivered to Purchaser as part of the Due Diligence Documents

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Closing Attorney **Date**

By: ______________________________
Signature of Its Authorized Representative

Print or Type Name

Closing Attorney's Address

E-mail Address of Holder

Telephone Number of Holder

Facsimile Number of Holder

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